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                                                                    EXHIBIT 11.1


                        DIGITAL GENERATION SYSTEMS, INC.
                STATEMENTS OF COMPUTATION OF WEIGHTED AVERAGE AND
                     PRO FORMA COMMON SHARES AND EQUIVALENTS
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                              THREE MONTHS ENDED
                                                                                  MARCH 31,
                                                                         ----------------------------
                                                                             1997            1996
                                                                         ------------    ------------
                                                                                 (Unaudited)
Net loss                                                                 $    (3,296)    $    (2,338)
                                                                         ============    ============

Weighted average common shares outstanding                                    11,686           2,856
Weighted average common equivalent shares:
   Weighted average preferred stock outstanding                                                7,274
Adjustments to reflect requirements of the Securities and Exchange
  Commission's Staff Accounting Bulletin No. 83:
   Common stock issuances                                                                        195
   Convertible preferred stock issuances                                                         581
   Preferred stock warrants                                                                       21
   Common stock option grants                                                                    748
                                                                         ------------    ------------

Total weighted average common shares and equivalents                          11,686
                                                                         ===========

Pro forma total weighted average common shares and equivalents                                11,675
                                                                                         ============


Net loss per share                                                       $     (0.28)
                                                                         ===========

Pro forma net loss per share                                                             $      (0.20)
                                                                                         ============
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